Exhibit 99.1

Sunrun Reports Fourth Quarter and Full Year 2018 Financial Results
Added over 50,000 customers in 2018, growing our customer base 29% year-over-year to 233,000
Total deployments of 373 MWs in 2018, an increase of 15% year-over-year
Cash increased $63 million in 2018
Net Earning Assets of $1.4 billion, an increase of 19% year-over-year

SAN FRANCISCO, February 28, 2019, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2018.
“Sunrun finished 2018 with another record breaking quarter, and we expect to continue to advance our market share lead in 2019,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “We applaud our 233,000 customers’ efforts to help decarbonize America’s energy system. Our vision is to provide our rapidly growing customer base with a superior energy service and to leverage these solar and Brightbox battery assets to provide value to the entire energy system.”
Key Operating Metrics
In the fourth quarter of 2018, MW deployed increased to 115 MW from 85 MW in the fourth quarter of 2017, a 35% year-over-year increase.
In the full year 2018, MW deployed increased to 373 MW from 323 MW in the full year 2017, a 15% year-over-year increase.
Creation Cost per watt was $3.17 in the fourth quarter of 2018, compared to $3.30 in the fourth quarter of 2017. The presentation of Creation Cost for the fourth quarter of 2017 remains as previously reported, as the calculation due to the adoption of the new accounting standards and the resulting recast financials would have resulted in immaterial changes in the Creation Cost for that period.
NPV created in the fourth quarter of 2018 was $116 million, a 28% increase from $91 million in the fourth quarter of 2017. Unlevered NPV per watt in the fourth quarter of 2018 was $1.21.
Gross Earning Assets as of December 31, 2018 were $3.1 billion, up $850 million, or 38% from the prior year. Net Earning Assets as of December 31, 2018 were $1.4 billion, up $222 million, reflecting a 19% increase from the prior year.
Retail Sales Expansion with The Home Depot
Today, the world’s largest home improvement retailer, The Home Depot (NYSE: HD), and Sunrun, the nation’s leading home solar provider, announced an expanded relationship to offer Sunrun’s home solar and battery service at Home Depot stores in 15 states across the nation. This further enhances access to clean, affordable, solar energy for American households.
Financing Activities
As of February 28, 2019, closed transactions and executed term sheets provide us expected project debt capacity into the fourth quarter of 2019 and tax equity capacity well into the third quarter of 2019.

Exhibit 99.1

Adoption of New Accounting Standards
On January 1, 2018, Sunrun adopted FASB’s new accounting standards for contracts with customers (“Topic 606”) and lease accounting rules (“ASC 842”), using retrospective methods. Adoption requires that prior financial results are recast to reflect the new standards. Unless otherwise specified, financial results for both the fourth quarter of 2018 and the fourth quarter of 2017 are presented in this release under Topic 606 and ASC 842. The financial results for the fourth quarter of 2017 and full year 2017 may differ from those previously reported.
Fourth Quarter 2018 GAAP Results
Total revenue grew to $240.1 million in the fourth quarter of 2018, up $87.9 million, or 58% from the fourth quarter of 2017. Customer agreements and incentives revenue grew 101% year-over-year to $131.3 million. Solar energy systems and product sales increased 25% year-over-year to $108.8 million.
Total cost of revenue was $154.4 million, an increase of 23% year-over-year. Total operating expenses were $246.8 million, an increase of 24% year-over-year.
Net loss attributable to common stockholders was $5.9 million in the fourth quarter of 2018.
Diluted net loss per share attributable to common stockholders was ($0.05) per share.
Full Year 2018 GAAP Results
Total revenue grew to $760.0 million in the full year 2018, up $227.4 million, or 43% from 2017. Customer agreements and incentives revenue grew 73% year-over-year to $404.5 million. Solar energy systems and product sales grew 19% year-over-year to $355.5 million.
Total cost of revenue was $534.9 million, an increase of 21% year-over-year. Total operating expenses were $881.9 million, an increase of 24% year-over-year.
Net income attributable to common stockholders was $26.7 million for the full year 2018.
Diluted net earnings per share attributable to common shareholders was $0.23 per share.
Guidance for Q1 and Full Year 2019
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q1, we expect deployments to be in a range between 83 MW and 85 MW.
For the full year 2019, we expect deployments to grow in a range between 16% and 18% year-over-year.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter 2018 results and outlook for its first quarter 2019 at 2:00 p.m. Pacific Time today, February 28, 2019. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #6262509. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #6562509.

Exhibit 99.1

About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, operational and financial results such as growth, value creation, MW deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash	$226,625	$202,525
Restricted cash	77,626	39,265
Accounts receivable, net	66,435	60,359
State tax credits receivable	2,697	11,085
Inventories	79,467	94,427
Prepaid expenses and other current assets	8,563	9,202
Total current assets	461,413	416,863
Restricted cash	148	—
Solar energy systems, net	3,820,017	3,161,570
Property and equipment, net	34,893	36,402
Intangible assets, net	10,088	14,294
Goodwill	87,543	87,543
Prepaid tax asset	—	—
Other assets	335,685	246,464
Total assets	$4,749,787	$3,963,136
Liabilities and total equity
Current liabilities:
Accounts payable	$131,278	$115,193
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	15,847	13,583
Accrued expenses and other liabilities	98,636	97,230
Deferred revenue, current portion	47,407	42,609
Deferred grants, current portion	7,885	8,193
Capital lease obligations, current portion	9,193	7,421
Non-recourse debt, current portion	35,484	21,529
Lease pass-through financing obligation, current portion	26,461	5,387
Total current liabilities	372,191	311,145
Deferred revenue, net of current portion	544,218	522,243
Deferred grants, net of current portion	221,739	227,519
Capital lease obligations, net of current portion	9,992	5,811
Recourse debt, net of current portion	247,000	247,000
Non-recourse debt, net of current portion	1,466,438	1,026,416
Lease pass-through financing obligation, net of current portion	337,282	132,823
Other liabilities	48,210	42,743
Deferred tax liabilities	93,633	83,119
Total liabilities	3,340,703	2,598,819
Redeemable noncontrolling interests	126,302	123,801
Total stockholders’ equity	948,707	881,582
Noncontrolling interests	334,075	358,934
Total equity	1,282,782	1,240,516
Total liabilities, redeemable noncontrolling interests and total equity	$4,749,787	$3,963,136

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Customer agreements and incentives	$131,299	$65,358	$404,466	$234,276
Solar energy systems and product sales	108,821	86,907	355,515	298,266
Total revenue	240,120	152,265	759,981	532,542
Operating expenses:
Cost of customer agreements and incentives	65,317	51,234	240,857	186,435
Cost of solar energy systems and product sales	89,040	74,174	294,066	254,131
Sales and marketing	57,158	38,317	207,232	146,426
Research and development	5,292	4,437	18,844	15,079
General and administrative	28,916	29,639	116,659	107,400
Amortization of intangible assets	1,051	1,050	4,204	4,204
Total operating expenses	246,774	198,851	881,862	713,675
Loss from operations	(6,654)	(46,586)	(121,881)	(181,133)
Interest expense, net	37,219	26,509	131,771	92,255
Other expenses (income), net	2,913	1,285	(2,788)	1,874
Loss before income taxes	(46,786)	(74,380)	(250,864)	(275,262)
Income tax expense (benefit)	2,729	(18,345)	9,322	12,353
Net loss	(49,515)	(56,035)	(260,186)	(287,615)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(43,627)	(125,289)	(286,843)	(413,104)
Net income attributable to common stockholders	$(5,888)	$69,254	$26,657	$125,489
Net income per share attributable to common stockholders
Basic	$(0.05)	$0.65	$0.24	$1.19
Diluted	$(0.05)	$0.63	$0.23	$1.16
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	112,279	106,538	110,089	105,432
Diluted	112,279	109,135	117,112	108,206

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating activities:
Net loss	$(49,515)	$(56,035)	$(260,186)	$(287,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	42,296	34,610	156,007	128,687
Deferred income taxes	2,732	(18,343)	9,322	12,353
Stock-based compensation expense	5,873	5,548	27,856	22,042
Interest on pass-through financing obligations	6,741	3,172	19,205	12,629
Reduction in pass-through financing obligations	(8,560)	(4,496)	(25,005)	(18,295)
Other noncash losses and expenses	4,848	9,130	25,484	24,471
Changes in operating assets and liabilities:
Accounts receivable	356	(626)	(5,707)	(9,409)
Inventories	16,511	(31,104)	14,960	(27,101)
Prepaid and other assets	(21,767)	(14,481)	(75,924)	(51,633)
Accounts payable	(9,441)	16,168	8,848	47,837
Accrued expenses and other liabilities	(17,612)	14,506	15,286	9,219
Deferred revenue	5,811	9,878	27,393	40,712
Net cash used in operating activities	(21,727)	(32,073)	(62,461)	(96,103)
Investing activities:
Payments for the costs of solar energy systems	(235,184)	(210,970)	(806,365)	(769,363)
Purchases of property and equipment	(1,872)	(2,000)	(4,951)	(7,956)
Net cash used in investing activities	(237,056)	(212,970)	(811,316)	(777,319)
Financing activities:
Proceeds from state tax credits, net of recapture	(62)	988	10,887	13,773
Proceeds from issuance of recourse debt	—	45,000	17,000	170,400
Repayment of recourse debt	—	(45,000)	(17,000)	(167,400)
Proceeds from issuance of non-recourse debt	492,168	454,720	980,544	748,806
Repayment of non-recourse debt	(293,561)	(269,962)	(517,594)	(362,763)
Payment of debt fees	(15,010)	(8,060)	(24,849)	(14,392)
Proceeds from pass-through financing and other obligations	33,462	1,582	217,082	6,221
Payment of finance lease obligations	(2,635)	(2,251)	(9,025)	(9,836)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	97,443	123,599	345,147	594,921
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(27,672)	(15,769)	(78,398)	(54,530)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	3,916	1,242	12,592	1,035
Net cash provided by financing activities	288,049	250,703	936,386	890,849
Net change in cash and restricted cash	29,266	5,660	62,609	17,427
Cash and restricted cash, beginning of period	275,133	236,130	241,790	224,363
Cash and restricted cash, end of period	$304,399	$241,790	$304,399	$241,790

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Full Year Ended December 31,
	2018	2017
MW Deployed (during the period)	373	323
Cumulative MW Deployed (end of period)	1,575	1,202
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,100	$1,459
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$963	$754
Gross Earning Assets (end of period)(in millions) (1)	$3,062	$2,213
Net Earning Assets (end of period)(in millions) (1)(2)(3)	$1,404	$1,182

	Three Months Ended December 31,
	2018	2017
Project Value, Contracted Portion (per watt)	$3.80	$3.96
Project Value, Renewal Portion (per watt)	$0.58	$0.56
Total Project Value (per watt)	$4.38	$4.52
Creation Cost (per watt) (4)	$3.17	$3.30
Unlevered NPV (per watt) (1)	$1.21	$1.22
NPV (in millions)	$116	$91

(1)	Numbers may not sum due to rounding.

(2)	Net Earning Assets for the period ending December 31, 2017 reflects changes owing to the adoption of new accounting standards.

(3)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $25.0 million in the fourth quarter of 2018. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $25.0 million.

(4)
The presentation of Creation Cost for periods commencing with March 31, 2018 reflects changes made to the calculation owing to the adoption of new accounting standards. The presentation of Creation Cost for periods prior to March 31, 2018 remain as previously reported, as the new calculation and resulting recast financials would have resulted in immaterial changes in the Creation Cost for such prior periods.

Exhibit 99.1

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Exhibit 99.1

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 510-4986

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418